FOR IMMEDIATE RELEASE

FERRO’S POLYMER ADDITIVES DIVISION

ANNOUNCES PRICING ACTIONS

CLEVELAND, Ohio – November 29, 2004 — Ferro Corporation’s (NYSE: FOE) Polymer Additives Division announced today it will implement price increases for several of its product lines, effective December 15, 2004.

“Despite previous price increases, the continued escalation of raw material, energy and transportation costs have further challenged margins in the Plastic Additives market,” commented Peter Thomas, Vice President of Polymer Additives, Pharmaceuticals and Fine Chemicals. “The pricing actions we are taking, coupled with further recently announced cost reduction activities, are being implemented to improve profitability in our Polymer Additives business. A more reasonable level of profitability will allow consideration of reinvestment into this business with a view to further developing innovative technologies and cost efficiencies for the future.”

The following increases will take effect December 15, 2004 for North American customers:

•	Metallic Stearates will increase between $0.03 and $0.10 per pound.

•	Mixed-Metal Stabilizers will increase between $0.04 and $0.15 per pound. These increases will be implemented for all liquids, liquid/ESO blends, powders, pastes and tin stabilizers.

•	Benzyl Phthalate Plasticizers will increase $0.05 per pound as a result of removing $0.05 of the existing $0.20 Temporary Voluntary Allowance (TVA).

•	Benzyl Chloride will increase $0.07 per pound as a result of removing $0.07 of the existing $0.15 TVA.

•	Phosphate Ester Plasticizers will increase $0.05 per pound as a result of removing $0.05 of the existing $0.20 TVA.

•	Isothiazalone Biocides will increase $0.05 per pound.

Ferro Corporation is a major international producer of performance materials for industry, including coatings and performance chemicals. The Company has operations in 20 countries and recorded sales of $1.6 billion in 2003. For more information on Ferro, visit the Company’s Web site at http://www.ferro.com/ or contact Tom Gannon, 216-875-6205.

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